Exhibit 99.1

Open Letter to Protalex, Inc. Stakeholders

November 30, 2018

Dear Protalex, Inc. Stakeholder:

During 2018, utilizing the proceeds from the $1.4 million debt financing concluded in February 2018, we successfully completed the 202 and 203 clinical studies of PRTX-100 in the treatment of ITP as well as the second mouse study in Myasthenia Gravis (MG). Both ITP studies demonstrated that PRTX-100 was generally safe and well tolerated and showed activity at several dose levels. The MG study confirmed the results of the first study which showed that PRTX-100 may be as effective as current therapies.

Despite these outcomes, we have been unsuccessful in our efforts to raise needed working capital that would enable our continued clinical investigation of PRTX-100 in ITP and further exploring treatment of MG in a clinical setting. Most recently, several months of serious negotiations with a potential investor ended abruptly without a closing.

Regretfully, I must share with you that Protalex, Inc. has paused all drug development activities and will be reducing operations to a bare minimum. In our most recent filings with the Securities and Exchange Commission, we forewarned of the potentiality that if we were not able to immediately raise working capital, we would need to curtail operations; unfortunately, to date our capital raising initiatives have failed.

Our efforts have been extensive in seeking funding sources and industry partnering opportunities; however, we have been unable to complete a transaction to support Protalex’s clinical initiatives, short or long-term. Niobe Ventures LLC, the Company’s largest stockholder, has provided in excess of $27 million of financing over the past nine years to support Protalex’s clinical studies and operations. Unfortunately, Niobe has advised us that it can no longer continue its financial support of the Company.

I wish to thank Kirk Warshaw, our CFO and a director, and Marco Elser, a director, for their contributions and service over the years to the Company. Their counsel has been invaluable. Both Kirk and Marco today resigned their respective positions effective immediately.

In the near-term, I will continue to manage the Company’s activities to complete an orderly closing of all clinical study activities. My efforts will also focus on possible pathways that could monetize the Company’s assets, including its intellectual property, through either licensing, sale or other collaborative arrangement; however, no such arrangements are pending and there can be no assurance these efforts will be successful or yield any return.

I am sure that you share in our disappointment that further pursuit of the potential of PRTX-100 positively impacting the treatment of autoimmune and inflammatory diseases is being halted at this time. We have been deeply committed to this pursuit over the past nine years and quite disheartened by this outcome. I thank all of our constituencies for their support and efforts throughout the years.

Sincerely,

/s/ Arnold P. Kling

Arnold P. Kling, President